FILED PURSUANT TO RULE 424(b)(3)
                                                     REGISTRATION NO. 333-101731

                                  EQUITEX, INC.

                 25,223,061 SHARES OF COMMON STOCK TO BE OFFERED
                    AND SOLD BY THE SELLING SECURITYHOLDERS

--------------------------------------------------------------------------------


         This is a public offering of shares of common stock of Equitex, Inc. by the selling securityholders. The selling securityholders will offer the shares from time to time at prevailing market prices. Equitex will not receive any of the proceeds from the offering, except for any proceeds from the cash exercise of warrants owned by the selling securityholders.

         Our common stock trades on the Nasdaq SmallCap Market under the symbol EQTX. On January 8, 2003, the last reported sale price of our common stock on the Nasdaq SmallCap Market was $.49 per share.

         We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.



                ------------------------------------------------


AN INVESTMENT IN THE STOCK OF EQUITEX INVOLVES A HIGH DEGREE OF RISK. THE SHARES
 SHOULD ONLY BE PURCHASED BY PERSONS WHO CAN AFFORD A COMPLETE LOSS. SEE "RISK
                          FACTORS" BEGINNING ON PAGE 9.


                ------------------------------------------------



         THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. A REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                ------------------------------------------------




                 The date of this Prospectus is January 9, 2003

                                                 Table of Contents



         Where You Can Find More Information.................................-3-

         Forward-Looking Statements..........................................-4-

         Equitex, Inc........................................................-5-

         Recent Developments.................................................-8-

         Risk Factors........................................................-9-

         Description of Capital Stock.......................................-20-

         Selling Securityholders............................................-22-

         Plan of Distribution...............................................-30-

         Indemnification Provided in Connection with the Offering
          by the Selling Securityholders....................................-31-

         Legal Matters......................................................-31-

         Experts............................................................-31-

                       WHERE YOU CAN FIND MORE INFORMATION

         Federal securities law requires us to file information with the Securities and Exchange Commission concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, proxy statements and other information with the Commission. You can inspect and copy this information at the Public Reference Facility maintained by the Commission at Judiciary Plaza, 450 5th Street, N.W., Room 1024, Washington, D.C. 20549. You can also do so at the following regional offices of the Commission:

     o New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; or

     o Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

         You can receive additional information about the operation of the Commission's Public Reference Facilities by calling the Commission at 1-(800)-SEC-0330. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that, like us, file information electronically with the Commission.

         The Commission allows us to "incorporate by reference" the information we file with them, which means we can disclose important information to you by referring you to the other information we have filed with the Commission. The information that we incorporate by reference is considered to be part of this prospectus, and related information that we file with the Commission will automatically update and supersede information we have included in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling securityholders sell all of their shares or until the registration rights of the selling securityholders expire. This prospectus is part of a Registration Statement that we filed with the Commission (Registration No. 333- 73374).


            FILING                              PERIOD
Annual Report on Form 10-K....... For the year ended December 31, 2001
Quarterly Report on Form 10-Q.... For the quarter ended March 31, 2002
Quarterly Report on Form 10-Q.... For the quarter ended June 30, 2002
Quarterly Report on Form 10-Q.... For the quarter ended September 30, 2002
The Description of our Common
  Stock.......................... Registration Statement on Form 8-A filed with the Commission July 21, 1983
Current Report on Form 8-K....... Filed with the Commission on January 7, 2002
Current Report on Form 8-K....... Filed with the Commission on January 29, 2002
Current Report on Form 8-K/A..... Filed with the Commission on January 30, 2002
Current Report on Form 8-K/A..... Filed with the Commission on March 6, 2002
Definitive Proxy Statement
  on Schedule 14A................ Filed with the Commission on November 27, 2002

         You can request a free copy of the above filings or any filings subsequently incorporated by reference into this prospectus by writing or calling us at the following address:

                                  Equitex, Inc.
                            7315 East Peakview Avenue
                            Englewood, Colorado 80111
                            Telephone: (303) 796-8940
                            Facsimile: (303) 796-9762

         You should rely only on the information incorporated by reference or provided in this prospectus or any supplement or amendment to this prospectus. We have not authorized anyone else to provide you with different information or additional information. The selling securityholders will not make an offer of Equitex's common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus, or any supplement or amendment to this prospectus, is accurate at any date other than the date indicated on the cover page of such documents.

                           FORWARD-LOOKING STATEMENTS

         Certain statements contained in this prospectus and in the documents incorporated by reference herein, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Exchange Act, as amended. These forward-looking statements can be identified by the use of predictive, future-tense or forward-looking terminology, such as "believes," "anticipates," "expects," "estimates," "may," "will" or similar terms. Forward-looking statements also include projections of financial performance, statements regarding management's plans and objectives and statements concerning any assumption relating to the foregoing. Certain important factors regarding our business, operations and competitive environment which may cause actual results to vary materially from these forward-looking statements are discussed below under the caption "Risk Factors."

                                  EQUITEX, INC.

         We are a holding company that operates through our wholly-owned subsidiaries, Key Financial Systems, Inc., a Florida corporation ("Key Financial Systems"), Nova Financial Systems, Inc., a Florida corporation ("Nova Financial Systems"), Chex Services, Inc., a Minnesota corporation ("Chex Services") and our majority-owned subsidiary Denaris Corporation, a Delaware corporation ("Denaris").

KEY FINANCIAL SYSTEMS AND NOVA FINANCIAL SYSTEMS

         Key Financial Systems and Nova Financial Systems are financial companies that specialize in selling credit card programs designed for high credit risk clients. Key Financial Systems and Nova Financial Systems are also full service organizations, that provide credit card portfolio management services, including automated application processing, customer service, mediation, collection services, risk management, accounting and management information systems.

         Key Financial Systems was established in Clearwater, Florida in June 1997 to design, market and service credit card products aimed at the sub-prime credit market. In late 1998, its sister company, Nova Financial Systems was formed to provide the same services as Key Financial Systems for Key Financial Systems' second bank client.

         While Key Financial Systems marketed the Pay As You Go credit card program with Net 1st National Bank, on March 1, 2002, federal banking regulators closed Net 1st National Bank and subsequently the Federal Deposit Insurance Corporation notified all of Net 1st National Bank's credit cardholders that their accounts would be closed. In May 2002, Key Financial Systems filed a claim with the FDIC for all funds due from Net 1st National Bank to Key Financial Systems under its agreement with Net 1st National Bank through the date it was closed by federal banking regulators. The total amount of the claim was $4,311,027.

         In October 2002, the FDIC notified Key Financial Systems that it had determined to disallow all but $111,734 of the total claim. The notification states that as the FDIC liquidates the assets of the receivership, Key Financial Services may periodically receive payments on the allowed portion of this claim through dividends. We and our legal counsel do not agree with this disallowance. We have the right to file a lawsuit on our claim within 60 days from the date of notice of the disallowance. Therefore, on November 18, 2002, we filed a lawsuit in the United States District Court for the Southern District of Florida seeking to recover, $4,311,027, the full amount of our claim.

         Closing of the Net 1st National Bank portfolio resulted in the termination of all future credit card servicing revenues to Key Financial Services from the Net 1st National Bank portfolio after March 4, 2002. For the year ended December 31, 2001, the Net 1st National Bank portfolio provided 71.3% of the total credit card servicing revenues for Key Financial Services. The Net 1st National Bank portfolio was projected to represent an even greater percentage of 2002 revenues due to the continuing attrition of the Key Financial Services Bank & Trust and Merrick Bank portfolios that were originated in 1998 and 1999 and the expected growth in the Net 1st National Bank portfolio. Upon the closing of Net 1st National Bank, Key Financial Services took immediate steps to reduce personnel, marketing and other operating costs.

CHEX SERVICES, INC.

         Chex Services was organized in July 1992. Chex Services provides comprehensive cash access services to casinos, and other gaming establishments, while also marketing its products ala' carte to other establishments in the casino, entertainment, and hospitality industries. Chex Services' total funds transfer system allows casino patrons to access cash through check cashing, credit/debit card cash advances, automated teller machines and wire transfers. Chex Services' check and credit card advance systems allow it to compile detailed demographic data about patrons that utilize these services. The collected patron demographic data is then provided to the casino operators and can be used in their marketing efforts.

         Currently, Chex Services has contracts to provide its comprehensive cash access service portfolio to twenty- seven (27) locations. In addition, it provides ala cartecarte products and services to twenty-two (22) other locations. At each such location, Chex Services places credit/debit card cash advance systems and/or automated teller machine terminals at the facility. In locations where Chex Services provides its comprehensive services, Chex Services actually operates its own independent teller facility separate from the casino's cashier cage. This teller facility is staffed by Chex Services' employees to process transactions and disburse cash to the location's customers when they transact requests for check cashing, credit/debit card advances, wire transfers and other services, such as the issuance of money orders.

         Chex Services provides services pursuant to the terms of a financial services agreement entered into with each gaming establishment. The financial services agreement specifies which cash access services will be provided by Chex Services, the transaction fees to be charged by Chex Services to patrons for each type of cash access transaction and the amount of compensation to be paid by Chex Services to the casino. Pursuant to all of these agreements with the locations serviced, Chex Services maintains the exclusive rights (with rare exception) to provide its services for the term of the contract.

         At each location where Chex Services provides its cash access services, it must have sufficient cash available to process both check cashing and credit card advance transactions. Additionally, at each location where it operates automated teller machines, Chex Services must have sufficient cash available to replenish the automated teller machine. The amount of cash required is dependent upon transaction volume that Chex Services calculates on a location-by-location basis to ensure sufficient reserves. To meet its cash needs, Chex Services arranges to have the cash it maintains on deposit delivered from a local bank as needed. Chex Services usually utilizes the same financial institution for depositing customer checks.

         CREDIT/DEBIT CARD CASH ADVANCE SERVICES.

         Chex Services' credit/debit card cash advance services allow patrons to use their VISA, MasterCard, Discover, and American Express cards to obtain cash. The remote cash access terminals and other equipment used to provide credit card cash advance services are provided by a vendor pursuant to cash advance service agreements between Chex Services and the vendor. Each of the cash advance service agreements provides that the vendor will supply, install and maintain, at the vendor's expense, the equipment and supplies necessary to operate the cash advance system.

         Under the terms of the cash advance service agreement, the vendor charges each patron completing a credit card advance transaction a service fee based on the cash advance amount and pays a portion of such service fee to Chex Services. The service fee and the credit card cash advance amount are charged against the credit card account of the location patron effecting the transaction and deposited by the appropriate credit card company into the vendor's account. The vendor reimburses Chex Services for the advance amount by check and pays the commission due to Chex Services in the month following the month the transaction was completed. At the locations where Chex Services provides credit card advance services, it pays the operator a commission for each completed credit card cash advance transaction.

         Patrons may initiate a credit card cash advance transaction at a remote credit card cash advance terminal at Chex Services' teller facility. The remote credit card cash advance terminals consist of a credit card reader with an integrated keypad and a digital display. The patron initiates the credit card cash advance transaction by swiping the credit card's magnetic strip through the card reader and then entering the amount of cash requested. The remote terminal automatically accesses the credit card company's authorization center for approval of the transaction. If the transaction is approved, a cash advance draft is automatically generated at the teller facility and the patron is directed to go to the teller facility to obtain the cash advance. At the teller facility, the employee verifies the patron's identity and performs certain other security measures gathering certain demographic information, including the patron's address and telephone number. The patron then endorses the back of the cash advance draft, initials the front of the draft acknowledging the service fee charge and receives the cash requested with a transaction receipt. The vendor, pursuant to the terms of the cash advance service agreement with Chex Services, guarantees payment to Chex Services for all transactions that are processed in accordance with the procedures specified in the cash advance service agreement.

         For the three months ended September 30, 2002, Chex Services processed approximately 118,000 credit/debit card transactions with $42 million in advances and earned fees of $1,369,859 on these transactions. For the nine months ended September 30, 2002, Chex Services processed 377,000 credit/debit card transactions with approximately $138 million in advances and earned fees of $4,281,309.

         CHECK CASHING SERVICES.

         Chex Services' check cashing services allow location patrons to access cash by writing a check to Chex Services at its teller facility staffed by employees of Chex Services. Chex Services' employees conduct the authorization and verification process for check cashing transactions in accordance with detailed procedures developed by Chex Services designed to help minimize bad debts.

         Chex Services' customers are granted check cashing limits based upon their check cashing history that is captured and maintained by Chex Services. The customer's ability to pay is critical in establishing their check cashing limits.

         Chex Services charges the customer a fee for cashing checks. The fee for personal checks ranges from 3% to 10% of the amount of the cashed check. At the locations where Chex Services provides check cashing services, Chex Services pays the location operator a commission based upon the monthly amount of checks cashed. Chex Services also cashes other financial instruments at varying customer fees, such as money orders, government checks, payroll checks, insurance checks, etc.

         Chex Services' check cashing services benefit location operators by providing demographic information on the location's patrons, relieving the location of any risk and collection costs associated with returned checks and by allowing the location to focus on the aspects of the business that they do best.

         Chex Services mitigates its potential for returned items by establishing check cashing limits based on the customer's history at Chex Services locations. In addition, Chex Services utilizes national negative databases to determine if a customer has written nonnegotiable checks in the past. It also contacts the customer's bank to verify funds availability in the customer's checking account. Additionally, Chex Services obtains the fingerprints and a photo of its customers to deter potential bad checks and to assist its efforts in collections when necessary.

         For the three months ended September 30, 2002, Chex Services collected fees of $111,954 on returned checks and had other income of $51,203. For the nine months ended September 30, 2002, Chex Services collected total fees of $336,985 on returned checks and had other income of $131,252.

         AUTOMATED TELLER MACHINE SYSTEMS.

         Under the terms of the agreements with the processor (vendor), Chex Services receives a surcharge fee for each cash withdrawal and the vendor credits Chex Services' bank settlement account for each transaction, less any processing fees. The surcharge, which is a charge in addition to the cash advance, is made against the bank account of the patron effecting the transaction and is deposited in the vendor's account. The vendor reimburses Chex Services for the cash advance amount generally within two days of the transaction and pays the surcharge commission due Chex Services for each withdrawal either immediately or in the month following the month the transactions were completed. This variance in the timing of the surcharge payments is based upon the automated teller machine processing agreements between Chex Services and its vendors. Chex Services generally passes on an agreed upon percentage of the surcharge commissions to the locations where the automated teller machines are placed.

         For the three months ended September 30, 2002, Chex Services processed approximately 880,000 automated teller machine transactions and earned commissions for fees of $919,686 on approximately $87 million in transactions. For the nine months ended September 30, 2002, Chex Services processed approximately 2.5 million automated teller machine transactions and earned commissions for fees of $2,589,227 on approximately $255 million in transactions.

         MARKETING AND SALES OF SERVICES.

         Chex Services' objective is to increase the number of locations at which it provides cash access services in the gaming industry. It intends to pursue additional contracts with new casinos, existing casinos not currently contracting with a cash access provider and other existing casinos when such casinos' current contracts with other cash access service providers expire. At September 30, 2002, Chex Services had 51 contracts with casinos and other gaming establishments as compared to 44 at December 31, 2001. As of December 31, 2001, Chex Services is the number one provider of full service booth cash access operations to the Native American gaming industry.

         In furtherance of Chex Services' objective to increase its market share, its marketing plan is designed to increase Chex Services' profile in the casino industry. The marketing plan includes increasing direct personal contact with casino management personnel responsible for decision making regarding cash access services, including the implementation of customer service workshops that are designed for Chex Services and the casino's employees. Chex Services has developed a network of associates in the casino industry who are able to refer casino management to Chex Services. It also advertises in trade publications, attends industry trade shows and distributes sales material to casino operators through direct mail.

DENARIS CORPORATION

         Denaris Corporation was formed on August 16, 2002 to develop and market a prepaid reloadable stored value card program. Stored value cards offer a convenient alternative to customers, particularly immigrants, who choose not to utilize traditional bank accounts due to language barriers and apprehension. Initially, Denaris intends to focus on the development of marketing programs targeting various immigrant populations that utilize international fund remittance services to transfer funds. Additionally, we, through Denaris, intend to market a proprietary stored value card program, with our initial focus on the international funds remittance business between the United States and Jamaica.

                               RECENT DEVELOPMENTS

         In September 2002, our board of directors approved a private placement of Series J 6% convertible preferred stock. We authorized the issuance of up to 1,380 shares of Series J preferred stock with a stated value of $1,000 per share. The Series J preferred stock is convertible, together with any cumulative unpaid dividends, at any time into shares of our common stock at a conversion price per share equal to 65% of the average closing bid price of our common stock, but in no event shall the conversion price be less than $.40 per share. On October 11, 2002, we closed on the issuance of a total of 715 shares of Series J preferred stock and warrants to acquire 71,500 shares of our common stock. In addition, we issued agent warrants to acquire an aggregate of 178,750 shares of our common stock. We received gross proceeds of $715,000 and paid $71,500 in commissions and $11,055 in expenses to Feltl and Company in the offering. On November 26, 2002, we closed on the issuance of a total of 665 shares of Series J preferred stock and warrants to acquire 66,500 shares of our common stock. In addition, we issued agent warrants to acquire an aggregate of 166,250 shares of our common stock. We received gross proceeds of $665,000 and paid $66,500 in commissions and $2,625 in expenses to Feltl and Company in the offering.

         On December 27, 2002, we held our annual meeting of shareholders at which Henry Fong, Russell L. Casement, Aaron A. Grunfeld, Joseph W. Hovorka and James P. Welbourn were elected as our directors to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. The shareholders also approved the proposal to amend paragraph four of our Certificate of Incorporation to cause a one share for six share reverse split of our common stock and ratified the appointment of Gelfond Hochstadt Pangburn, P.C. as our independent auditor for the year ending December 31, 2002.

                                  RISK FACTORS

         Prospective investors should consider carefully the following risk factors, as well as the other information contained in this prospectus, before making an investment in our common stock. You should be aware that the ownership of our common stock involves risks, including those described below and elsewhere in this registration statement, that could adversely affect the value of your holdings. We are not making, and no other person is authorized to make, any representation as to the future market value of our common stock.

                  RISKS REGARDING OUR HISTORY AND ACQUISITIONS

WE HAD A NET LOSS IN 2001, EXPECT TO INCUR A NET LOSS IN 2002 AND THERE IS NO ASSURANCE WE WILL HAVE A PROFIT NEXT YEAR.

         We incurred a net loss of approximately $1.03 million (a loss applicable to common stockholders of approximately $4.2 million) for the year ended December 31, 2001, compared to net income and net income applicable to common stockholders of approximately $3.6 million for the year ended December 31, 2000. As of the nine months ended September 30, 2002, we had incurred a net loss of $3.16 million (a loss applicable to common stockholders of approximately $3.38 million). There is no assurance that we will have a profit for the year ending December 31, 2003.

WE HAVE ACQUIRED THREE COMPANIES THAT HAVE ENTERED US INTO NEW BUSINESSES AND THERE IS NO ASSURANCE THAT WE WILL SUCCEED IN THEIR CONTINUED MANAGEMENT AND OPERATIONS.

         Upon the acquisitions of Nova Financial Systems, Key Financial Systems and Chex Services, we entered into new businesses that require the investment of additional capital and the continuous involvement of senior management. Our entry into these new businesses has resulted in increased demands on our personnel and systems. An inability to customize and manage our new businesses could have a material adverse effect on our financial condition, results of operations and business prospects. Our ability to support and manage continued growth is dependent upon, among other things, our ability to attract and retain senior management for each our businesses, and our ability to hire, train, and manage our workforce successfully. We may not be able to successfully meet all of these challenges.

                      RISKS ASSOCIATED WITH OUR SECURITIES

FAILURE TO COMPLY WITH NASDAQ'S LISTING STANDARDS COULD RESULT IN OUR COMMON STOCK BEING DELISTED BY NASDAQ FROM THE NASDAQ SMALLCAP MARKET AND LIMIT THE ABILITY FOR STOCKHOLDERS TO SELL OUR COMMON STOCK.

         Our common stock is currently traded on the Nasdaq SmallCap Market. In July 2002, we received notice from the Nasdaq Stock Market that for the last 30 consecutive trading days our common stock's minimum bid price has fallen below the $1.00 per share required for continued inclusion. We have until January 14, 2003 to regain compliance with the minimum bid price requirement. If anytime before January 14, 2003, the bid price of our common stock closes at $1.00 per share or more for a minimum of 10 consecutive trading days, we would receive written notification that we had regained compliance. If we do not meet the required criteria by January 14, 2003, a determination will be made whether we meet listing criteria. If we do, we will be granted an additional 180 calendar days to demonstrate compliance with the $1.00 minimum closing bid price for 10 consecutive trading days. Initial inclusion criteria requires us to have (i) stockholders' equity of $5 million, (ii) market value of listed securities of $50 million, or (iii) net income from continuing operations of $750,000 in the most recently completed fiscal year or in two of the last three completed fiscal years. As of September 30, 2002 our balance sheet reflect stockholders' equity of $10,707,796.

         In November 2002, we received notice from Nasdaq that our issuance of 300,000 warrants to purchase common stock at $.50 per share to James P. Welbourn, one of our directors, in March 2002, violated Nasdaq Marketplace Rule 4310(i)(1)(A). Mr. Welbourn exercised the warrants in March and April 2002 and paid us $150,000 for the exercise price. We have provided Nasdaq with all requested material regarding the warrants and the circumstances upon which they were issued. Nasdaq has requested, and we have provided, a plan to achieve and sustain compliance which includes the rescission of the warrants issued in addition to our acquisition of the common stock that was issued in connection with Mr. Welbourn's exercise of the warrants which would become treasury stock. Accordingly, Mr. Welbourn would return 300,000 shares of our common stock to us and we would reimburse Mr. Welbourn $150,000 for the exercise price he paid. Additionally, we have proposed to implement policies and procedures that will require future issuances of any equity-based compensation, including options and warrants, to any executive office, director, consultant or other person as compensation for services rendered to us, be reviewed by outside counsel for compliance with marketplace rules. Nasdaq has accepted our definitive plan to achieve and sustain compliance, which we will implement as soon as possible.

         If for any reason our common stock is delisted from the Nasdaq SmallCap Market, the price of our common stock may be quoted on either the electronic bulletin board or on pink sheets. This would make it more difficult for securityholders to sell their shares of our common stock on the market and would decrease our liquidity.

We have reached the limit for the issuance of common stock upon conversion of BOTH OUR SERIES G AND I PREFERRED STOCK AND THERE IS NO ASSURANCE WE WILL BE ABLE TO EITHER OBTAIN SHAREHOLDER APPROVAL FOR FURTHER ISSUANCES OR BE ABLE TO REDEEM THE STOCK.

         Pursuant to the certificate of designations for our Series G and I preferred stock, we cannot issue shares of common stock upon conversion in excess of 1,421,389 shares for the Series G preferred stock and 1,658,500 for the Series I preferred stock, which is 20% of the outstanding number of shares of our common stock on the date the shares of preferred stock were issued. We must obtain stockholder approval to issue shares in excess of this limitation, or in lieu of such approval, redeem any shares in excess of the limitation at 125% of the stated value of the Series G and I preferred stock, which is $1,250 per share if a holder of these shares desires to convert the shares into our common stock. While we have redeemed a total of 845 shares of Series I preferred stock, there are still 1,885 shares of Series I preferred stock outstanding and 370 shares of Series G preferred stock outstanding at January 9, 2003. There is no guarantee that we will be able to obtain shareholder approval for the issuance of shares of common stock in excess of the limitation or that we will have sufficient funds available for redemption of the shares of Series G or I preferred stock in excess of the limitation. We have not, nor do we currently have, plans to seek shareholder approval for the issuance of shares of common stock in excess of the limitation.

THE CONVERSION OF OUTSTANDING PREFERRED STOCK AND THE EXERCISE OF WARRANTS AND OPTIONS AT PRICES BELOW THE MARKET PRICE OF OUR COMMON STOCK COULD CAUSE A DECREASE OR CREATE A CEILING ON OUR MARKET PRICE.

         The conversion of outstanding preferred stock into approximately 12,413,895 shares of our common stock at an estimated average conversion price of $0.3411 per share and the exercise of warrants and options into 11,410,979 shares of our common stock at an estimated average exercise price of $4.26 per share, which includes the warrants to purchase an aggregate of 4,918,632 shares of our common stock that were issued in the Nova Financial Systems and Key Financial Systems acquisition, may be below the market price of our common stock. This assumes that we obtain shareholder approval to issue shares upon conversion of the preferred stock in excess of 20% of our outstanding shares of common stock, as discussed above. Depending on the market price of our common stock at the time of the conversion or exercise, this may cause a decrease or create a ceiling on the market price of our common stock.

THERE MAY BE SUBSTANTIAL DILUTION FROM THE CONVERSION OF OUTSTANDING PREFERRED STOCK TO OUR CURRENT STOCKHOLDERS.

         Our stockholders may experience dilution from the conversion of shares of our Series D, G, I and J convertible preferred stock into approximately 12,413,895 shares of our common stock or 49.20% of the number of shares of common stock currently outstanding, assuming our shareholders approve the issuance of shares in excess of 20% of our outstanding shares of common stock, as discussed above. Of the 1,200 shares of Series D 6% convertible preferred stock issued, 600 shares have been converted into 764,498 shares of our common stock through January 8, 2003. The remaining 600 outstanding shares of Series D preferred stock would currently convert into approximately 1,883,831 shares of our common stock as of January 8, 2003, using a conversion price of 65% of the closing price of our common stock of $.49 at that date. Of the 1,300 shares of our Series G convertible preferred stock issued, 930 shares have been converted into 1,353,376 shares of our common stock through January 8, 2003. The remaining 370 outstanding shares of Series G preferred stock would currently convert into approximately 1,161,696 shares of our common stock as of January 8, 2003, using a conversion price of 65% of the closing price of our common stock of $.49 at that date. Of the 4,000 shares of Series I convertible preferred stock issued, 845 shares have been redeemed and 1,270 shares have been converted into 975,993 shares of our common stock through January 8, 2003. The remaining 1,885 outstanding shares of Series I preferred stock would currently convert into approximately 5,918,368 shares of our common stock as of January 8, 2003, using a conversion price of 65% of the closing price of our common stock of $.49 at that date, however, the certificate of designations for the Series I preferred stock prohibits us from issuing common stock in excess of 20% of the outstanding number of shares of our common stock on the date the shares of Series I preferred stock were issued. Since we are near this limit, only 661 shares of common stock can be issued upon conversion of Series I preferred stock without stockholder approval. The 1,380 outstanding shares of Series J 6% convertible preferred stock issued would currently convert into approximately 3,450,000 shares of our common stock as of January 8, 2003 at the conversion floor price of $.40.

WE HAVE OUTSTANDING CONVERTIBLE SECURITIES THAT MAY CAUSE SUBSTANTIAL DILUTION TO HOLDERS OF OUR COMMON STOCK.

         The conversion terms of our outstanding Series D, G, I and J convertible preferred stock may cause substantial dilution in the book value per share of our common stock. The conversion features in the Series D, G, I and J preferred stock allow the holders to purchase increasing shares of common stock as a result of a decreasing market price of our common stock price including but not limited to the following circumstances:

         o To the extent that the selling securityholders exercise their warrants and then sell common stock, the common stock price may decrease due to the additional shares in the market. This could allow the holders to convert or exercise remaining Series D, G, I or J preferred stock into greater amounts of common stock, the sales of which would further depress the stock price.

         o The significant downward pressure on the price of the common stock could encourage short sales and consequently place further downward pressure on the price of the common stock.

         o Under the terms of our Series D, G, I and J preferred stock, holders of these shares must own less than 5% of our outstanding shares of common stock. Holders of these shares may circumvent this restriction by converting an amount of preferred stock to common stock in an amount less than 5% of our outstanding shares of common stock, then selling those shares of common stock into the market and then converting another block of preferred stock into common stock. By doing the foregoing, holders of our Series D, G, I and J preferred stock can create additional dilution to the existing holders of our common stock.

         o The conversion of the Series D, G, I and J preferred stock may result in substantial dilution to the interests of other holders of common stock.

         Since we cannot know the conversion price of the Series D, G, I or J preferred stock until notice of conversion has been provided by the holder, we cannot currently determine how many shares of common stock we will actually issue upon conversion of the Series D, G, I or J preferred stock. The conversion ratio for issuing shares of our common stock in exchange for Series D preferred stock is determined by dividing the stated value of the Series D preferred stock by the conversion price, which is 65% of the market price of our common stock.

         The conversion ratio for issuing shares of our common stock in exchange for Series G preferred stock is determined by dividing the stated value of the Series G preferred stock by the conversion price. The conversion price will be the lowest of:

         o        $6.50; or

         o 65% of the market price of our common stock provided that if our common stock is delisted from the Nasdaq stock market for any reason, then the conversion price for the remaining outstanding shares of Series G preferred stock drops to 50% of the market price.

         For example and for illustrative purposes only, if the conversion date is December 5, 2002, the closing market price of our common stock on January 8, 2003 was $.49, 65% of $.49 is $.3185. Therefore, the lower of $6.50 and $.3185 is $.3185 and $.3185 (65% of $.49) is the conversion price for our Series G preferred stock.

         The conversion ratio for issuing shares of our common stock in exchange for Series I preferred stock is determined by dividing the stated value of the Series I preferred stock by the conversion price. The conversion price will be the lowest of:

         o        $5.98; or

         o 65% of the market price of our common stock provided that if our common stock is delisted from the Nasdaq stock market for any reason, then the conversion price for the remaining outstanding shares of Series I preferred stock drops to 50% of the market price.

         For example and for illustrative purposes only, if the conversion date is January 8, 2003, the closing market price of our common stock on January 8, 2003 was $.49, 65% of $.49 is $.3185. Therefore, the lower of $5.98 and $.3185 is $.3185 and $.3185 (65% of $.49) is the conversion price for our Series I preferred stock.

         The conversion ratio for issuing shares of our common stock in exchange for Series J preferred stock is determined by dividing the stated value of the Series J preferred stock by the conversion price. The conversion price will 65% of the market price of our common stock, however in no event shall the conversion price be less than $.40.

         For example and for illustrative purposes only, if the conversion date is January 8, 2003, the closing market price of our common stock on January 8, 2003 was $.49, 65% of $.49 is $.3185. Therefore, the conversion price for our Series J preferred stock is $.40, because the conversion price can never be less than $.40.

         The following table sets forth, for illustrative purposes only, the effect of increasing and decreasing stock prices and its result on the conversion price per share and number of shares issued upon conversion of the Series D, G, I and J preferred stock, based on the closing market price of our common stock on January 8, 2003.


  Price per  Conversion   Aggregate    Conversion    Aggregate   Conversion   Aggregate     Conversion   Aggregate    Percentage
   share of   price of    number of     price of     number of    price of    number of      price of    number of        of
    common    Series D    shares of     Series G     shares of    Series I    shares of      Series J    shares of    outstanding
    stock     preferred     common     preferred      common      preferred     common      preferred      common       common
              stock (1)     stock      stock (3)       stock     stock (11)     stock       stock (13)     stock       stock (5)
                         convertible                convertible              convertible                convertible      (10)
                           from all                  from all                  from all                   from all
                           Series D                  Series G                  Series I                   Series J
                          preferred                  preferred                preferred                  preferred
                          stock (2)                  stock (4)                stock (12)                 stock (14)
$----------------------------------------------------------------------------------------------------------------------------------
0.49          $.3185     1,883,831      $.3185      1,161,696     $.3185     5,918,368       $0.40      3,450,000      49.20%
----------------------------------------------------------------------------------------------------------------------------------
$0.3675 (6)    $.2389     2,511,511      $.2389      1,548,765     $.2389     7,890,331       $0.40      3,450,000      61.04%
----------------------------------------------------------------------------------------------------------------------------------
$0.245 (7)     $.1592     3,768,844      $.1592      2,324,121     $.1592     11,840,452      $0.40      3,450,000      84.75%
----------------------------------------------------------------------------------------------------------------------------------
$0.6125(8)     $.3981     1,507,159      $.3981       929,415      $.3981     4,734,991       $0.40      3,450,000      42.10%
----------------------------------------------------------------------------------------------------------------------------------
$0.735(9)      $.4777     1,256,018      $.4777       774,545      $.4777     3,945,991       $0.40      3,450,000      37.36%
----------------------------------------------------------------------------------------------------------------------------------

(1)   The conversion price is 65% of the market price of our common stock.

(2) Assumes that all 600 shares of Series D preferred stock, which have a stated value of $600,000, will be converted into common stock.

(3) The conversion price is the lesser of (a) $6.50 or (b) 65% of the market price of our common stock for our Series G preferred stock.

(4) Assumes that all 370 shares of Series G preferred stock, which have a stated value of $370,000, will be converted into common stock.

(5) Assumes 25,231,864 outstanding shares of our common stock prior to the conversion of the Series D, G, I and J preferred stock.

(6)   Reflects a 25% reduction from the average closing bid price of $.49.

(7)   Reflects a 50% reduction from the average closing bid price of $.49.

(8)   Reflects a 25% increase from the average closing bid price of $.49.

(9)   Reflects a 50% increase from the average closing bid price of $.49.

(10) The Certificates of Designation for the Series D, G and I preferred stock limit us from issuing shares of common stock exceeding 20% of the outstanding number of shares of our common stock on the date the shares of preferred stock were issued. The limit is 1,421,387 for the Series D preferred stock, of which 764,498 shares of our common stock have already been issued; and 1,421,387 for the Series G preferred stock, of which 1,418,336 shares of our common stock have already been issued; and 1,638,503 for the Series I preferred stock, of which 1,637,842 shares of common stock have already been issued. We must obtain stockholder approval to issue shares in excess of the 20% limitation, or in lieu of such approval redeem any shares in excess of the 20% limitation at 125% of the stated value of those shares.

(11) The conversion price is the lesser of (a) $5.98 or (b) 65% of the market price of our common stock for our Series I preferred stock.

(12) Assumes that all 1,885 shares of Series I preferred stock, which have a stated value of $1,885,000, will be converted into common stock. This amount reflects the redemption by us of 630 shares of Series I preferred stock.

(13) The conversion price is 65% of the market price of our common stock for our Series J preferred stock, however, in no event shall the conversion price be less than $0.40.

(14) Assumes that all 1,380 shares of Series J preferred stock, which have a stated value of $1,380,000, will be converted into common stock.

THIS PROSPECTUS REGISTERS FOR RESALE 25,223,061 SHARES OF COMMON STOCK OR COMMON STOCK UNDERLYING PREFERRED STOCK AND WARRANTS, WHICH MAY AFFECT OUR ABILITY TO RAISE FURTHER CAPITAL.

         This prospectus registers for resale a large number of shares of common stock, and we are unable to predict the effect which sales of the shares of common stock offered by this prospectus might have upon our ability to raise further capital.

                        RISKS RELATED TO THE BUSINESS OF
                NOVA FINANCIAL SYSTEMS AND KEY FINANCIAL SYSTEMS

         THE OPERATIONS OF NOVA FINANCIAL SYSTEMS AND KEY FINANCIAL SYSTEMS ARE SUBJECT TO THE FOLLOWING RISKS:

WE HAVE NO BANK FOR THE PAY AS YOU GO CREDIT CARD PROGRAM AND AS A RESULT WE HAVE NO REVENUE FROM MARKETing.

         We currently have no banks issuing the Pay As You Go credit card, our only product. Although we are currently developing new products and are seeking banks to issue our products, there is no assurance that we can develop or obtain a new credit card program or that we will be able to find a bank to issue our credit cards.

ONLY ONE BANK OFFERED THE PAY AS YOU GO CREDIT CARD AND THAT BANK HAS BEEN CLOSED AND ALL PAY AS YOU GO CREDIT CARD ACCOUNTS AT THAT BANK HAVE BEEN CLOSED.

         The Pay As You Go Credit card was marketed only by Net 1st National Bank. On March 1, 2002, the Office of the Comptroller of the Currency closed Net 1st National Bank and the Federal Deposit Insurance Corporation notified all of Net 1st National Bank's credit cardholders that their accounts would be closed.

WHILE KEY FINANCIAL SYSTEMS IS PURSUING ALL AMOUNTS DUE FROM NET 1ST NATIONAL BANK FROM THE FEDERAL DEPOSIT INSURANCE CORPORATION, THERE IS NO ASSURANCE IT WILL BE SUCCESSFUL.

         In May 2002, we filed a claim with the Federal Deposit Insurance Corporation, which has taken possession of all assets of Net 1st National Bank, for all funds due from Net 1st to Key under the credit card program agreement through the date federal banking regulators closed Net 1st. The total amount of the claim was $4,311,027. In October 2002, the Federal Deposit Insurance Corporation notified Key that it had determined to disallow all but $111,734 of the total claim. The notification states that as the Federal Deposit Insurance Corporation liquidates the assets of the receivership, Key may periodically receive payments on the allowed portion of this claim through dividends. We do not agree with this disallowance and on November 18, 2002, we filed lawsuit in the United States District Court for the Southern District of Florida seeking to recover, $4,311,027, the full amount of our claim. Although we believe we will ultimately be successful in collecting on this claim, there is no guarantee that Key Financial Systems will be able to obtain all or any of the amounts owed.

MARKETING OF THE PAY AS YOU GO CREDIT CARD HAS BEEN SUSPENDED AND THERE IS NO GUARANTEE THAT KEY FINANCIAL SYSTEMS WILL BE ABLE TO RESUME MARKETING ACTIVITIES FOR THE PAY AS YOU GO CREDIT CARD.

         Because of the closure of Net 1st National Bank and the accounts of all credit cardholders at the bank at the order of the Office of the Comptroller of the Currency, Key Financial Systems has suspended marketing for Net 1st National Bank and the Pay As You Go credit card. There is no assurance that marketing of the Pay As You Go credit card will resume.

KEY FINANCIAL SYSTEMS IS SEEKING TO MARKET ANOTHER CREDIT CARD, BUT THERE IS NO ASSURANCE THAT IT WILL BE SUCCESSFUL IN ITS EFFORTs.

         Although Key Financial Systems is seeking to obtain banks to market another credit card program, there is no assurance that it will be able to: (i) consummate or maintain marketing arrangements for such a program; (ii) obtain state or federal regulatory approvals for the program; or (iii) obtain board of director or stockholder approvals for the transaction. Key has made contact with other financial institutions that had shown initial interest in a Key credit card program to provide future credit card servicing revenues and help replace the Net First program. To date none of these contacts have resulted in any agreements and there is no assurance that a new financial institution will be identified or a new secured credit card program instituted.

SOCIAL, ECONOMIC AND GEOGRAPHIC FACTORS MAY AFFECT OUR RETENTION OF CREDIT CARD ACCOUNTS.

         The ability or willingness of cardholders to prepay credit cards may change from a variety of social, economic and geographic factors. Social factors include changes in consumer confidence levels, the public's perception of the use of credit cards and changing attitudes about incurring debt and the stigma of personal bankruptcy. Economic factors include the rates of inflation, unemployment rates and relative interest rates offered for various types of loans. As a result of these factors, our rate of retention of credit card accounts may vary.

CONSUMER PROTECTION LAWS MAY RESTRICT OUR ABILITY TO COLLECT RECEIVABLES AND MAINTAIN YIELD ON OUR PORTFOLio.

         Federal and state consumer protection laws regulate the creation and enforcement of consumer loans. Congress and the states may enact additional laws and amend existing laws to regulate further the credit card and consumer revolving loan industry or to reduce finance charges or other fees or charges. These laws, as well as many new laws, regulations or rulings which may be adopted, may materially adversely affect our ability to collect our receivables or to determine the amount of or collect finance charges or fees.

         Receivables also may be written off as uncollectible if a debtor seeks relief under federal or state bankruptcy laws.

OUR ABILITY TO GENERATE CREDIT CARD REVENUE IS DEPENDENT UPON RETAINING OLD CUSTOMERS AND OBTAINING NEW CUSTOMERS, AND THERE IS NO ASSURANCE WE WILL BE SUCCESSFUL IN OUR EFFORTS.

         If we are able to find a new issuing bank or develop a new program, a significant portion of our revenue will be derived from credit card fees charged on accounts. This revenue is directly tied to the number of active accounts in the portfolio. Continued generation of new fee revenue depends, in part, on the number of accounts or account balances lost to competing card issuers and our ability to designate new accounts. The credit card industry is highly competitive and we compete with numerous other credit card providers for new accounts and for use of the credit cards.

         Credit card customers choose their credit card issuers largely on the basis of price, credit limit and other product features and once an account is originated, customer loyalty may be limited. Customers can and frequently do move accounts from one credit card issuer to another, or cease or limit use of one credit card in favor of another.

         The credit card and consumer revolving loan industry is highly competitive and operates in a legal and regulatory environment increasingly focused on the cost of services charged to consumers. There is increased use of advertising, target marketing, pricing competition, incentive programs and new credit card issuers seeking to expand or to enter the market and compete for customers. In addition, some of our competitors are now attempting to employ programs similar to the specialized marketing programs and information based strategies through which we have solicited new accounts.

OUR EARNINGS ARE DEPENDENT UPON THE MARKETING OF PRODUCTS.

         Nova Financial Systems and Key Financial Systems previously marketed one product, the Pay As You Go credit card. Because of the closing of Net 1st National Bank, we are no longer marketing any credit card products. Although we are looking for a product, our product may not be able to be successfully marketed or achieve customer acceptance. If revenue from new products or enhancements does not replace declining revenues from existing products, we may experience lower operating revenues, lower net revenues, lower cash flows and less liquidity.

TIMING OF PAYMENTS IS NOT CERTAIN.

         The receivables may be paid at any time. We cannot assure you that any particular pattern of account holder payments will occur. In addition to other factors discussed above in this "Risk Factors" section, changes in finance charges can alter the monthly payment rates of accountholders.

THE ABILITY TO CHANGE TERMS OF THE CREDIT CARD ACCOUNTS COULD ALTER PAYMENT PATTERNS AND REDUCE OUR EARNINGS.

         As owner of a participation interest in the accounts, we have the right to change various account terms, including the fees and the required monthly minimum payment. If any fees are reduced, there could be a corresponding decrease in the collection of finance charges. In addition, changes in the account terms may alter payment patterns.

         We ordinarily will not reduce any fees, unless the issuing bank of our cards is required by law to do so or it determines that such reduction is necessary to maintain its credit card business on a competitive basis.

         We may change the terms of the accounts or our servicing practices, including the reduction of the required minimum monthly payment and the calculation of the amount or the timing of fees and charge offs, if we take the same action on our other substantially similar accounts.

         We have no restrictions on our ability to change the terms of the accounts except as described above. Changes in relevant law, changes in the marketplace, or prudent business practices could impel us to change account terms.

WE FACE INTENSE COMPETITION AND THERE IS NO ASSURANCE THAT WE WILL ACHIEVE MARKET ACCEPTANCE OF OUR PRODUCT.

         We face intense and increasingly aggressive competition from other consumer lenders in all of our product lines. Many competitors are substantially larger and have greater financial resources than us, and customer loyalty is often limited. Competitive practices, such as the offering of lower interest rates and fees and the offering of incentives to customers, could hurt our ability to attract and retain customers.

         The Gramm-Leach-Bliley Act of 1999, which permits the affiliation of commercial banks, securities firms and insurance companies, may increase the number of competitors in the banking industry and the level of competition in providing banking products, including credit cards. To the extent that the Gramm-Leach-Bliley Act of 1999 promotes competition or consolidation among financial service providers active in the consumer credit market, we could experience increased competition for customers, employees and funding. However, we are unable to predict at this time the scope or extent of any such impact.

         In October 1998, the U.S. Justice Department filed a complaint against MasterCard International Incorporated, Visa U.S.A., Inc. and Visa International, Inc., asserting that the overlapping ownership and control of both the MasterCard and Visa associations by the same group of banks restrains competition between Visa and MasterCard in the market for general purpose credit card products and networks in violation of the antitrust laws. The government seeks as relief that only member banks "dedicated" to one association be permitted to participate in the governance of that association. In addition, the complaint challenges the rules adopted by both MasterCard and Visa that restrict member banks from joining American Express, Discover/Novus or other competing networks. MasterCard and Visa have stated that they consider the suit without merit and have denied the allegations of the complaint. If the lawsuit succeeds, neither the ultimate outcome of this litigation nor its effect on the competitive environment in the credit card industry can be predicted with any certainty.

WE COULD HAVE INCREASED DELINQUENCIES AND CREDIT LOSSES WHICH MAY REDUCE OUR EARNINGS.

         The delinquency rate on our consumer loans, as well as the rate at which our consumer loans are charged off as uncollectible, which are referred to as the "credit loss rate", may increase, depending on a number of factors, including (i) an increase in new accounts, which generally experience higher delinquency and credit loss rates, and (ii) an increase in the number of customers seeking protection under the bankruptcy laws. Increased delinquencies and credit losses could also occur in the event of a national or regional economic downturn or recession, or for other reasons. Unlike a traditional credit card portfolio, sub prime portfolios experience higher initial delinquency and first payment default rates. An increase in new accounts can significantly increase delinquency and loss rates.

WE ARE RELIANT ON CERTAIN VENDOR RELATIONSHIPS WHICH WE MAY NOT BE ABLE TO MAINTAIN.

         Our business depends on a number of services provided by third parties, including marketing, data processing, nationwide credit bureaus, postal and telephone service, bankcard associations and transaction processing services. A major disruption in one or more of these services could significantly hurt our operations.

OUR INDUSTRY IS HEAVILY REGULATED BY THE GOVERNMENT WHICH MAY AFFECT OUR ABILITY TO CONDUCT BUSINESS.

         Federal and state laws significantly limit the types of activities in which we and/or our subsidiaries will be permitted to engage. In addition, consumer protection and debtor relief laws limit the manner in which we may offer, extend, manage and collect loans. Congress, the States, and other jurisdictions in which we operate may enact new laws and amendments to existing laws that further restrict consumer lending, including changes to the laws governing bankruptcy, which could make it more difficult or expensive for us to collect loans, or impose limits on the interest and fees that we may charge our customers. Our earnings could also be hurt by changes in government fiscal or monetary policies, including changes in capital requirements and rates of taxation, and by changes in general social and economic conditions.

WE ARE DEPENDENT UPON OUR MANAGEMENT AND MAY NOT BE ABLE TO RETAIN KEY
EMPLOYEES.

         Our growth and profitability depend on our ability to retain key executives and managers, attract capable employees, maintain and develop the systems necessary to operate our businesses and control the rate of growth of our expenses. Expenses could significantly increase due to acquisition-related expenses, new product development, facilities expansions, increased funding or staffing costs and other internal and external factors.

WE FACE OTHER INDUSTRY RISKS RELATED TO THE FINANCIAL SERVICES INDUSTRY WHICH COULD AFFECT OUR ABILITY TO ACHIEVE MARKET ACCEPTANCE.

         We face the risk of fraud by accountholders and third parties, as well as the risk that increased criticism from consumer advocates and the media could hurt consumer acceptance of our products. The financial services industry as a whole is characterized by rapidly changing technologies. System disruptions and failures may interrupt or delay our ability to provide services to our customers. In particular, we face technological challenges in the developing online credit card market. The secure transmission of confidential information over the Internet is essential to maintain consumer confidence in the products and services offered by e-commerce business. Security breaches, acts of vandalism, and developments in computer capabilities could result in a compromise or breach of the technology we use to protect customer transaction data. Consumers generally are concerned with security breaches and privacy on the Internet, and Congress, individual States and other jurisdictions could enact new laws regulating the electronic commerce market that could adversely affect us.

                        RISKS RELATED TO THE BUSINESS OF
                                  CHEX SERVICES

         THE OPERATIONS OF CHEX SERVICES ARE SUBJECT TO THE FOLLOWING RISKS:

POTENTIAL FOR LOSSES ON RETURNED CHECKS COULD BE SIGNIFICANT

         We estimate that Chex Services will transact approximately $300 million in check cashing volume during 2002. Chex Services charges operations for potential losses on returned checks in the period such checks are cashed, since ultimate collection of these items is uncertain. Recoveries on returned checks are credited in the period when the recovery is received. While Chex Services employs a full-time collections specialist and has systems in place to mitigate the amount of returned checks, the potential for losses on returned checks could be significant and have a material negative impact on our financial condition and results of operations in any given period.

CHEX SERVICES' BUSINESS IS HIGHLY DEPENDENT ON CHECK CASHING, CREDIT/DEBIT CARD CASH ADVANCES AND AUTOMATED TELLER MACHINE FEES FOR ITS REVENUES WHICH COULD BE LIMITED BY STATE AND/OR FEDERAL AUTHORITIES.

         Chex Services revenues are mainly comprised from fees charged to its customers for check cashing, credit card and automated teller machine transactions. If federal or state authorities were to limit or ban fees charged for Chex Services' check cashing, credit card or automated teller machine transactions, Chex Services would see a significant decline in revenues that could have a material adverse effect on Chex Services' business, growth, financial condition and results of operations.

CHEX SERVICES' BUSINESS IS SUBJECT TO REGULATION BY VARIOUS TRIBAL AND GOVERNMENTAL AGENCIES.

         A majority of the locations where Chex Services offers its services are on tribal lands. Chex Services is licensed at many of the locations where it operates by the local tribal authority and/or various state licensing organizations. All of the tribes operate under various compacts negotiated with the states where they are domiciled. The Bureau of Indian Affairs, that reports to the U.S. Department of Commerce, oversees the regulatory aspects of these compacts. If a tribe were found in violation of the regulations of the state compact, its locations could be closed down, which would have a material adverse effect on Chex Services' business, growth, financial condition and results of operations.

CHEX SERVICES RELIES ON CERTAIN NOTES PAYABLE TO FUND ITS CHECK CASHING OPERATIONS AND GROWTH THAT ARE SUBJECT TO REPAYMENT ON 90 DAYS NOTICE.

         Chex Services relies in part on debenture notes from private investors to operate its business and to fund its growth. There is no assurance Chex Services will continue to raise the necessary funds to support its future growth. Additionally, these debenture notes are one year in length, but cancelable by either party with 90 day notice. There is no assurance that Chex Services will be able to replace funds in the event of a non-renewal note or a cancellation notice.

CERTAIN OF CHEX SERVICES' CASINO CONTRACTS CONTAIN PROVISIONS THAT COULD BE SUBJECT TO INTERPRETATION BY THE CONTRACTUAL PARTIES AND OPERATES AT SOME GAMING ESTABLISHMENTS WITH UNSIGNED CONTRACTS, VERBAL AGREEMENTS OR VERBAL AGREEMENTS TO EXISTING WRITTEN CONTRACTS.

         While a majority of Chex Services' locations operate under written contracts, certain of these contracts could be subject to interpretation by the contractual parties particularly given the fact that many of these contracts are with Native American owned casinos which have not waived their sovereign immunity. In addition, Chex Services is operating at some locations with unsigned contracts, verbal agreements or verbal amendments to written contracts which may not be enforceable. Should any party bring challenges or claims to Chex Services pursuant to these written contracts or verbal agreements, Chex Services could experience a decrease in future revenue or be required to record an unforeseen future liability which could have a material adverse effect on Chex Services business, growth, financial condition and results of operations.

THERE IS NO ASSURANCE OF RENEWALS FOR CHEX SERVICES' CONTRACTS.

         Chex Services operates its business at most locations through contracts negotiated with tribal authorities and other entities that typically last for one to five years. While Chex Services historically has had significant success in renewing these contracts for successive terms, there is no assurance that future contract renewals will be successful and that Chex Services will be able to maintain its existing client base. Failure to complete a significant number of contract renewals could have a material adverse effect on Chex Services business, growth, financial condition and results of operations.

CHEX SERVICES GROWTH IS DEPENDENT ON NEW CONTRACTS.

         The continued expansion and development of Chex Services' business will depend on the execution of new contracts with casinos and other gaming establishments. Chex Services has concentrated its efforts to date on Native American owned casinos where it has significant market penetration. In order to continue its growth, Chex Services may be required to market its products to non-Native American owned casinos and other gaming establishments in larger traditional gaming markets for which there is no assurance it will be successful. The inability to penetrate these markets could have a material adverse effect on Chex Services' future growth, which would affect their business, financial condition and results of operations.

CHEX SERVICES FACES INTENSE COMPETITION FOR IT SERVICES.

         Chex Services competes with a number of companies in its market niche. Companies such as Game Financial Corp. (owned by American Express), Global Cash Access, Cash Systems and Americash offer full-service booth check cashing operations. In addition, Chex Services competes with Global Cash Access, Game Financial Corp., Cash Access Systems, Inc., Cash & Win (through an alliance with Comerica Bank and NDC), Americash and Borrego Springs Bank which offer ala carte credit card cash advance systems and automated teller machines to the gaming and hospitality industries. Some of these companies are much larger and better financed than Chex Services. There is no assurance that Chex Services will be able to compete successfully with these companies in its particular market niche and that such competition will not have a material adverse effect on Chex Services' business, growth, financial condition and results of operations.

CHEX SERVICES IS DEPENDENT UPON ITS MANAGEMENT AND MAY NOT BE ABLE TO RETAIN KEY EMPLOYEES.

         Chex Services' growth and profitability will depend on its ability to retain key executives and managers, attract capable employees, and maintain and develop the systems necessary to operate its business. The loss of any one or more of Chex Services' key executives could have a material adverse effect on Chex Services' business, growth, financial condition and results of operations.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

          We are authorized to issue up to 50,000,000 shares of common stock, $.02 par value per share. As of January 8, 2003, 25,231,864 shares of common stock were outstanding. All outstanding shares of common stock are fully paid and non-assessable, and all shares of common stock offered in the offering, when issued, will be fully paid and non-assessable.

PREFERRED STOCK

         Our preferred stock is so-called "blank check" preferred since our board of directors may fix or change the terms, including: (i) the division of such shares into series; (ii) the dividend or distribution rate; (iii) the dates of payment of dividends or distributions and the date from which they are cumulative; (iv) liquidation price; (v) redemption rights and price; (vi) sinking fund requirements; (vii) conversion rights; (viii) restrictions on the issuance of additional shares of any class or series. As a result, our board of directors are entitled to authorize the creation and issuance of up to 2,000,000 shares of preferred stock in one or more series with such terms, limitations and restrictions as may be determined in our board of director's sole discretion, with no further authorization by our stockholders except as may be required by applicable laws or securities exchange listing rules.

         The holders of shares of preferred stock have only such voting rights as are granted by law and authorized by the board of directors with respect to any series thereof. Our board of directors has the right to establish the relative rights of the preferred stock in respect of dividends and other distributions and in the event of the voluntary or involuntary liquidation, dissolution or winding up of our affairs as compared with such rights applicable to the common stock and any other series of preferred stock.

         The effect of preferred stock upon the rights of holders of common stock may include: (i) the reduction of amounts otherwise available for payment of dividends on common stock to the extent that dividends are payable on any issued shares of preferred stock; (ii) restrictions on dividends on common stock if dividends on preferred stock are in arrears; (iii) dilution of the voting power of the common stock and dilution of net income and net tangible book value per share of common stock as a result of any such issuance, depending on the number of shares of common stock not being entitled to share in our assets upon liquidation until satisfaction of any liquidation preference granted to shares of preferred stock. It is not possible to state the effect that other series of preferred stock may have upon the rights of the holder of common stock until the board of directors determines the terms relating to those series of preferred stock.

         Currently, we have the following series of preferred stock outstanding. The board of directors has no present commitment, arrangement or plan that would require the issuance of shares of preferred stock in connection with an equity offering, merger, acquisition or otherwise:

o SERIES D 6% CONVERTIBLE PREFERRED STOCK. The Series D preferred stock has a stated value of $1,000 per share. The Series D preferred stock ranks prior to our common stock and pari passu with other series of preferred stock issued prior to the Series D preferred stock and senior to any series of preferred stock issued after the Series D preferred stock. The Series D preferred stock entitles its holder to 6% annual dividends, payable quarterly. The Series D preferred stock liquidation preference is equal to the sum of the stated value of each share plus an amount equal to 30% of the stated value plus the aggregate of all accrued and unpaid dividends on each share of Series D preferred stock until the most recent dividend payment date of date of our liquidation, dissolution or winding up. Lastly, the Series D preferred stock is convertible at any time, and from time to time at a conversion price per share of common stock equal to 65% of the market price of the common stock. The number of shares of common stock due upon conversion of each share of Series D preferred stock is (i) the number of shares to be converted, multiplied by (ii) the stated value of the Series D preferred stock and divided by (iii) the applicable conversion price. As of January 8, 2003, 600 shares of Series D preferred stock were outstanding.

o SERIES G 6% CONVERTIBLE PREFERRED STOCK. The Series G preferred stock has a stated value of $1,000 per share and bears dividends at 6% per annum plus a 4% per annum dividend default rate, payable quarterly commencing September 30, 2000, when, as and if declared by our board of directors. Dividends may be payable by us in cash or, at our option, shares of common stock. The Series G preferred stock is convertible, together with any accrued by unpaid dividends, at any time and from time to time into shares of common stock at a conversion price per share equal to the lesser of $6.50 or 65% of the market price upon the occurrence of certain material events. All outstanding shares of Series G preferred stock shall be automatically converted into common stock on August 31, 2003. The Series G preferred stock are redeemable at our option at any time through August 31, 2003 at a redemption price equal to $1,350 per share plus any accrued but unpaid dividends. As of January 8, 2003, 370 shares of Series G preferred stock were outstanding.

o SERIES I 6% CONVERTIBLE PREFERRED STOCK. The stated value of the Series I preferred stock is $1,000 per share and bears dividends at 6% per annum plust a 4% per annum dividend default rate, payable quarterly commencing September 30, 2001, when, as and if declared by our board of directors. Dividends may be payable by us in cash or, at our option, shares of common stock. The Series I preferred stock is convertible, together with any accrued but unpaid dividends, at any time and from time to time into shares of our common stock at a conversion price per share equal to the lesser of $5.98 or 65% of the market price upon the occurrence of certain material events. All outstanding shares of Series I preferred stock will be automatically converted into common stock on the third anniversary of the date of the Series I preferred certificate of designations. The shares of Series I preferred stock are redeemable at our option at any time at a redemption price 125% above the stated value per share plus any accrued but unpaid dividends. The warrants issued in connection with the Series I preferred stock offering will be exercisable until August 2, 2004, at an exercise price equal to the average of the closing bid prices of our common stock in a regular day session as reported on the Nasdaq SmallCap Market for the five trading days immediately preceding the closing dates for the sales of the Series I preferred stock. Accordingly, the warrants issued in connection with the sales of Series I preferred stock that closed on August 3, 2001, are exercisable at $5.25 per share; the warrants issued in connection with the sales of Series I preferred stock that closed on August 6, 2001 are exercisable at $5.25 per share; and the warrants issued in connection with the sales of Series I preferred stock that closed on August 8, 2001, are exercisable at $5.32 per share. As of January 8, 2003, 1,885 shares of Series I preferred stock were outstanding.

      The Series I preferred stock is subject to a registration rights agreement, which provides that we will use our best efforts to register the common stock underlying the Series I preferred stock and the common stock underlying the warrants within a specified time period. Because a registration statement had not been declared effective by the stipulated date, we incurred approximately $263,600 in penalties through September 30, 2002, which is reflected in a liability account on our balance sheet as of September 30, 2002. The penalties are payable in cash. On May 3, 2002, we filed a Form S-3/A with the SEC to register the shares underlying the Series I preferred stock. The registration statement was declared effective by the SEC on May 30, 2002, and accordingly, we have not incurred additional penalties since that date.

o SERIES J 6% CONVERTIBLE PREFERRED STOCK. The stated value of the Series J preferred stock is $1,000 per share and bears dividends at 6% per annum plus a 4% per annum dividend default rate, payable quarterly commencing January 1, 2003, when, as and if declared by our board of directors. Dividends may be payable by us in cash or, at our option, shares of common stock. The Series J preferred stock is convertible, together with any accrued but unpaid dividends, at any time and from time to time into shares of our common stock at a conversion price per share equal to 65% of the market price, provided that in no event shall the conversion price be less than $0.40. All outstanding shares of Series J preferred stock will be automatically converted into common stock on the third anniversary of the date of the Series J preferred certificate of designations. The shares of Series J preferred stock are redeemable at our option at any time through the third anniversary date of issuance at a redemption price 125% above the stated value per share plus any accrued but unpaid dividends. The warrants issued in connection with the Series J preferred stock offering will be exercisable until October 11, 2005, at an exercise price of $.39. As of January 8, 2003, 1,380 shares of Series J preferred stock were outstanding.

         We conduct substantially all of our operations through our subsidiaries. We are dependent upon the cash flow of our subsidiaries to meet our obligations, including our obligations under the convertible stock. As a result, the Series D, G, I and J preferred stock will be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of our subsidiaries with respect to the cash flow and assets of those subsidiaries.

                             Selling Securityholders

         The following table lists the total number of shares of our common stock and the total number of shares of common stock assuming the exercise of all warrants owned by the selling securityholders and registered hereunder. Except as indicated, the selling securityholders are offering all of the shares of common stock owned by them or received by them upon the exercise of the warrants.

         Because the selling securityholders may offer all or part of the shares of common stock currently owned or the shares of common stock received upon exercise of the warrants, which they own pursuant to the offering contemplated by this prospectus, and because their offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of warrants that will be held upon termination of this offering. The shares of common stock currently owned and the shares of common stock received upon exercise of the warrants offered by this prospectus may be offered from time to time by the selling securityholders named below.



      SELLING        SHARES OF      SHARES OF       SHARES OF      SHARES OF          TOTAL          AMOUNT OF       PERCENT OF
  SECURITYHOLDER       COMMON     COMMON STOCK    COMMON STOCK    COMMON STOCK       SHARES OF      COMMON STOCK     OUTSTANDING
       NAME            STOCK          TO BE        ISSUED AND     RECEIVED AND    COMMON STOCK TO     OWNED BY       COMMON STOCK
                       OWNED       OFFERED FOR    ISSUABLE UPON  TO BE RECEIVED    BE OFFERED FOR  SECURITYHOLDER      OWNED BY
                      PRIOR TO  SECURITYHOLDER'S  CONVERSION OF    UPON THE      SECURITYHOLDER'S    AFTER THE     SECURITYHOLDER
                        THIS         ACCOUNT        PREFERRED     EXERCISE OF        ACCOUNT         OFFERING        AFTER THE
                      OFFERING                        STOCK         WARRANTS                                           OFFERING
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
                                               NOVA AND KEY SELLING SECURITYHOLDERS
---------------------------------------------------------------------------------------------------------------------------------
Anthony N. Amico         6,000           869,970                                          869,970           6,000           0.03%
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
John Ablahani, as                        445,153                        241,250           686,403
Trustee of the
DNAA Irrevocable
Trust Agreement
dated February 7,
1996
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
First Union                              578,699                        313,625           892,324
National Bank as
Trustee of the
Anthony Amico,
Jr. Irrevocable
Trust Agreement
of 2001 Number 1
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
AmSouth Bank, as                         578,699                        313,625           892,324
Trustee of the
Anthony Amico,
Jr. Irrevocable
Trust Agreement
of 2001 Number II
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Thomas Little,                           578,699                        313,625           892,324
Esq., as Trustee
of the Anthony
Amico, Jr.
Irrevocable Trust
Agreement of
2001 Number III
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Laura Lipowski,                          578,699                        313,625           892,324
Esq., as Trustee
of the Anthony
Amico, Jr.
Irrevocable Trust
Agreement of
2001 Number IV
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------

      SELLING        SHARES OF      SHARES OF       SHARES OF      SHARES OF          TOTAL          AMOUNT OF       PERCENT OF
  SECURITYHOLDER       COMMON     COMMON STOCK    COMMON STOCK    COMMON STOCK       SHARES OF      COMMON STOCK     OUTSTANDING
       NAME            STOCK          TO BE        ISSUED AND     RECEIVED AND    COMMON STOCK TO     OWNED BY       COMMON STOCK
                       OWNED       OFFERED FOR    ISSUABLE UPON  TO BE RECEIVED    BE OFFERED FOR  SECURITYHOLDER      OWNED BY
                      PRIOR TO  SECURITYHOLDER'S  CONVERSION OF    UPON THE      SECURITYHOLDER'S    AFTER THE     SECURITYHOLDER
                        THIS         ACCOUNT        PREFERRED     EXERCISE OF        ACCOUNT         OFFERING        AFTER THE
                      OFFERING                        STOCK         WARRANTS                                           OFFERING
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Shauna                                   200,000                        579,869           779,869
Hoopingarner, as
Trustee of the
Anthony Amico,
Jr. Irrevocable
Trust Agreement
of 2001 Number V
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Brett Fisher,                             90,856                         49,239           140,095
Shauna
Hoopingarner and
Susan Revels, as
Co-Trustees of
the First American
Management
Irrevocable Trust
Agreement of 2001
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Northern Trust                            90,856                         49,239           140,095
Bank of Florida,
N.A., as Trustee
of the Hudson
Irrevocable Trust
Agreement of 2001
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Northern Trust                            90,856                         49,239           140,095
Bank of Florida,
N.A., as Trustee o
the Pope
Irrevocable Trust
Agreement of 2001
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Thomas C. Little,                         90,856                         49,239           140,095
Esq., as Trustee
of the Eagle One
Irrevocable Trust
Agreement
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Charles R. Darst        38,500           863,597                        468,026         1,331,623          38,500           0.21%
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Dia Erickson            33,300           863,597                        468,026         1,331,623          33,300           0.18%
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Scott A. Lucas                          962,722                                          962,722
and Susan Lucas,
as Tenants by
the Entirety
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Scott A. Lucas           7,500                                          579,001           579,001           7,500           0.04%
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Ed Barbara and                           578,699                        313,625           892,324
Helen Barbara, as
Tenants by the
Entirety
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Patricia Jersey                           89,031                         48,250           137,281
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Robert Venniro           2,007            22,258                         12,063            34,321           2,007           0.01%
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------

      SELLING        SHARES OF      SHARES OF       SHARES OF      SHARES OF          TOTAL          AMOUNT OF       PERCENT OF
  SECURITYHOLDER       COMMON     COMMON STOCK    COMMON STOCK    COMMON STOCK       SHARES OF      COMMON STOCK     OUTSTANDING
       NAME            STOCK          TO BE        ISSUED AND     RECEIVED AND    COMMON STOCK TO     OWNED BY       COMMON STOCK
                       OWNED       OFFERED FOR    ISSUABLE UPON  TO BE RECEIVED    BE OFFERED FOR  SECURITYHOLDER      OWNED BY
                      PRIOR TO  SECURITYHOLDER'S  CONVERSION OF    UPON THE      SECURITYHOLDER'S    AFTER THE     SECURITYHOLDER
                        THIS         ACCOUNT        PREFERRED     EXERCISE OF        ACCOUNT         OFFERING        AFTER THE
                      OFFERING                        STOCK         WARRANTS                                           OFFERING
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Frank Cantero                             22,258                         12,063            34,321
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
George Lutich                            133,546                         72,375           205,921
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Richard Perez                            222,577                        120,625           343,202
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
John Ablahani                             89,031                         48,250           137,281
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Marilyn Silvers                           89,031                         48,250           137,281
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
David Giorgione                          178,061                         96,501           274,562
and Victoria
Giorgione, as
Tenants by the
Entirety
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Michelle Rice                            178,061                         96,501           274,562
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
John Gordon                               89,031                         48,250           137,281
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Brett Fisher                             178,061                         96,501           274,562
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Leonard Solie                             44,515                         24,125            68,640
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Henry Fong (1)         596,519            90,853                         49,239           140,092     596,519 (2)       3.23% (2)
                           (2)
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Gary Benson            214,800            45,428                         24,619            70,047         214,800
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Ralph Klein             50,000            45,428                         24,619            70,047          50,000           0.27%
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Chex Services,                           105,645                                          105,645
Inc. (3)
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
                                                  SERIES H PREFERRED STOCKHOLDERS
---------------------------------------------------------------------------------------------------------------------------------
Les Boelter              1,000                            2,000           2,000             4,000           1,000          0.005%
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Joseph Bushman                                           10,000          10,000            20,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
F.D. Copp               45,000                           10,000          10,000            20,000          45,000           0.24%
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Richard E. Dana                                          10,000          10,000            20,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Alan Gainsford                                           80,000          80,000           160,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Goben Enterprises                                        80,000          80,000           160,000
LP
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Duane Hennen                                             15,000          15,000            30,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Joseph R. Jensen                                          5,000           5,000            10,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Robert L.                                                20,000          20,000            40,000
Johander
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Steven A. Kalin                                          12,000          12,000            24,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Ralph & Sharon                                           60,000          60,000           120,000
Klein
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Billy & May Nin                                          10,000          10,000            20,000
Kong
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------

      SELLING        SHARES OF      SHARES OF       SHARES OF      SHARES OF          TOTAL          AMOUNT OF       PERCENT OF
  SECURITYHOLDER       COMMON     COMMON STOCK    COMMON STOCK    COMMON STOCK       SHARES OF      COMMON STOCK     OUTSTANDING
       NAME            STOCK          TO BE        ISSUED AND     RECEIVED AND    COMMON STOCK TO     OWNED BY       COMMON STOCK
                       OWNED       OFFERED FOR    ISSUABLE UPON  TO BE RECEIVED    BE OFFERED FOR  SECURITYHOLDER      OWNED BY
                      PRIOR TO  SECURITYHOLDER'S  CONVERSION OF    UPON THE      SECURITYHOLDER'S    AFTER THE     SECURITYHOLDER
                        THIS         ACCOUNT        PREFERRED     EXERCISE OF        ACCOUNT         OFFERING        AFTER THE
                      OFFERING                        STOCK         WARRANTS                                           OFFERING
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Jake Kooiman                                              2,000           2,000             4,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Edward J. Names         58,958                           10,000          10,000            20,000          58,958           0.32%
                           (4)                                                                                (4)
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Charles J.  Petit                                        10,000          10,000            20,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Dave Reimer                                              18,000          18,000            36,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Ron J. & Patricia                                        10,000          10,000            20,000
Shimek
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Laurie & Michael                                          7,000           7,000            14,000
Snow
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Dennis Staal            14,400                           10,000          10,000            20,000          14,400           0.08%
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
John P. Thysell                                          20,000          20,000            40,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
W.G. Securities,        15,700                           18,800          18,800            37,600          15,700           0.09%
L.P.
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Daniel Bishop                                            50,000          50,000           100,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
John J. Appert                                            2,000           2,000             4,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
                                                  SERIES I PREFERRED STOCKHOLDERS
---------------------------------------------------------------------------------------------------------------------------------
Alpha Capital                                           557,474         110,000           667,474
Aktiengeselschaft
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Wayne Mills                                             115,274          40,000           155,274
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
The Shaar Fund                                          914,286         160,000         1,074,286
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Stonestreet                                              25,409          40,000            65,409
Limited
Partnership
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
W.E.C. Asset                                             82,950          50,000           132,950
Management, LLC
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
                                              MISCELLANEOUS PRIVATE PLACEMENTS (5)
---------------------------------------------------------------------------------------------------------------------------------
Daniel Bishop                            389,909                        230,000           619,909
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
John H. Black                             95,000                         80,000           175,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Les Boelter                                3,000                          5,000             8,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
James Burford                             83,333                                           83,333
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Trust Company of                                                                           36,363
the South FBO
James Burford
(IRA) 36,363
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Joseph Bushman                                                           10,000            10,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Chex Services,                           146,000                         80,000           226,000
Inc.
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------

      SELLING        SHARES OF      SHARES OF       SHARES OF      SHARES OF          TOTAL          AMOUNT OF       PERCENT OF
  SECURITYHOLDER       COMMON     COMMON STOCK    COMMON STOCK    COMMON STOCK       SHARES OF      COMMON STOCK     OUTSTANDING
       NAME            STOCK          TO BE        ISSUED AND     RECEIVED AND    COMMON STOCK TO     OWNED BY       COMMON STOCK
                       OWNED       OFFERED FOR    ISSUABLE UPON  TO BE RECEIVED    BE OFFERED FOR  SECURITYHOLDER      OWNED BY
                      PRIOR TO  SECURITYHOLDER'S  CONVERSION OF    UPON THE      SECURITYHOLDER'S    AFTER THE     SECURITYHOLDER
                        THIS         ACCOUNT        PREFERRED     EXERCISE OF        ACCOUNT         OFFERING        AFTER THE
                      OFFERING                        STOCK         WARRANTS                                           OFFERING
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
F.D. Copp, Jr.                                                           10,000            10,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Richard Dana                                                             10,000            10,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Dom Dichira                               25,000                         25,000            50,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Duane Hennen                                                             15,000            15,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Joe Jensen                                                                5,000             5,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
UBS                                       12,600                         12,600            25,200
PaineWebber, Inc.
as Custodian FBO
Irwin Kaufman
#3R 50087
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Billy Kong & May                                                         10,000            10,000
Nin Kong
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Jake Kooiman                                                              2,000             2,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Joel & Dana                               50,000                         50,000           100,000
Mirviss
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Richard Myers                             20,000                         20,000            40,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Edward Names                                                             10,000            10,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Charles Petit                                                            10,000            10,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
David W. Reimer                           22,000                         40,000            62,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Chip Rice                                200,000                        200,000           400,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
William Rice                                                              1,049             1,049
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Stewart Segal                             40,000                         20,000            60,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Gordon Severson                            4,000                          4,000             8,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Laurie A. &                                                               7,000             7,000
Michael L. Snow
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Dennis Staal                                                             10,000            10,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
John Thysell                              10,000                         30,000            40,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Joseph Trungale                           80,000                         80,000           160,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Mike Wruck                                16,000                         16,000            32,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
                                     COMMON STOCK AND WARRANTS ISSUED TO CONSULTANTS/UNDERWRITERS
---------------------------------------------------------------------------------------------------------------------------------
Gary Benson                                                             100,000           100,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Michael Casazza                                                          10,000            10,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Allen Gainsford                                                         100,000           100,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Feltl and Company                                                       198,530           198,530
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
John C. Feltl                                                             4,718             4,718
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
John E. Feltl                                                            14,272            14,272
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------

      SELLING        SHARES OF      SHARES OF       SHARES OF      SHARES OF          TOTAL          AMOUNT OF       PERCENT OF
  SECURITYHOLDER       COMMON     COMMON STOCK    COMMON STOCK    COMMON STOCK       SHARES OF      COMMON STOCK     OUTSTANDING
       NAME            STOCK          TO BE        ISSUED AND     RECEIVED AND    COMMON STOCK TO     OWNED BY       COMMON STOCK
                       OWNED       OFFERED FOR    ISSUABLE UPON  TO BE RECEIVED    BE OFFERED FOR  SECURITYHOLDER      OWNED BY
                      PRIOR TO  SECURITYHOLDER'S  CONVERSION OF    UPON THE      SECURITYHOLDER'S    AFTER THE     SECURITYHOLDER
                        THIS         ACCOUNT        PREFERRED     EXERCISE OF        ACCOUNT         OFFERING        AFTER THE
                      OFFERING                        STOCK         WARRANTS                                           OFFERING
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Bradford Geisen                           13,333                         86,667           100,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Hyperion Holdings                          3,750                          3,750             7,500
LLC
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Barry Hollander                                                          17,000            17,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Nick Honigman                                                               566               566
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Steve Hosier                                                              3,303             3,303
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
David B. Johnson                                                         14,272            14,272
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Todd C. Johnson                                                             566               566
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Paul R. Kuehn                                                             4,541             4,541
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
David Lantz                                                               3,303             3,303
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Paul T. Mannion                            4,312                          4,312             8,624
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Miller Johnson                                                           47,180            47,180
Steichen Kinnard
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Eldon C. Miller                                                          14,272            14,272
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Richard J. Nigon                                                          6,416             6,416
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Stan D. Rahm                                                              4,541             4,541
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Andrew S. Reckles                          4,312                          4,312             8,624
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Chip Rice                                                               101,167           101,167
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
William Rice                            1,049(6)                                            1,049
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Vincent S. Sbarra                          2,626                          2,626             5,252
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Shaar Fund LTD                                                          167,083           167,083
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
John F. Stapleton                                                        50,000            50,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
World Capital                                                            80,200            80,200
Funding
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Michael Wruck                                                            15,734            15,734
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
                                                          DEBT CONVERSIONS
---------------------------------------------------------------------------------------------------------------------------------
Capco Asset                           119,662(7)                      20,000(7)           139,662
Management
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Russell L.                                795(8)                         795(8)             1,590
Casement
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Chex Services,                        130,682(9)                                          130,682
Inc.
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Robert Darst                                                             17,000            17,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Equitex 2000, Inc.                    78,339(10)                     78,339(10)           156,678
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Dia Erickson                                                             30,000            30,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------

      SELLING        SHARES OF      SHARES OF       SHARES OF      SHARES OF          TOTAL          AMOUNT OF       PERCENT OF
  SECURITYHOLDER       COMMON     COMMON STOCK    COMMON STOCK    COMMON STOCK       SHARES OF      COMMON STOCK     OUTSTANDING
       NAME            STOCK          TO BE        ISSUED AND     RECEIVED AND    COMMON STOCK TO     OWNED BY       COMMON STOCK
                       OWNED       OFFERED FOR    ISSUABLE UPON  TO BE RECEIVED    BE OFFERED FOR  SECURITYHOLDER      OWNED BY
                      PRIOR TO  SECURITYHOLDER'S  CONVERSION OF    UPON THE      SECURITYHOLDER'S    AFTER THE     SECURITYHOLDER
                        THIS         ACCOUNT        PREFERRED     EXERCISE OF        ACCOUNT         OFFERING        AFTER THE
                      OFFERING                        STOCK         WARRANTS                                           OFFERING
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Gulfstream 1998                      191,425(11)                    141,425(11)           332,850
Irrevocable Trust
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Joseph W.                                477(12)                        477(12)               954
Hovorka
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Scott Lucas                                                              20,000            20,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
TR Capital Corp.                      12,156(13)                     12,156(13)            24,312
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
USA Skate Corp.                       37,258(14)                     37,258(14)            74,516
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
                                                     SERIES J STOCKHOLDERS
---------------------------------------------------------------------------------------------------------------------------------
Joe Bushman                                              75,000           3,000            78,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Chex Services,                                        1,625,000          65,000         1,690,000
Inc.
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Discount Video                                          750,000          30,000           780,000
Liquidators, Inc.
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Feltl and                                                               345,000           345,000
Company, Inc.
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Duane Hennen                                             62,500           2,500            65,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Joseph Jenson                                            25,000           1,000            26,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Joel Mirviss                                             37,500           1,500            39,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Ray Newkirk                                              62,500           2,500            65,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Charles Pettie                                          125,000           5,000           130,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Dave Reimer                                             125,000           5,000           130,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Tee & Bee, Inc.                                         500,000          20,000           520,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
Tom Vertin                                               62,500           2,500            65,000
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------

------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------
TOTALS               1,083,684    10,918,154(15)  5,617,193(16)   8,687,714(17)    25,223,061(18)       1,083,684
------------------  ----------  ----------------  -------------  --------------  ----------------  --------------  --------------

(1)  Henry Fong is the President, Treasurer and Chief Financial Officer of
     Equitex.

(2) Includes 390,219 shares owned by another company in which Henry Fong is the sole member.

(3)  Chex Services, Inc., is our wholly-owned subsidiary.

(4) Includes 39,758 shares owned by another company in which Edward J. Names the general partner.

(5) Includes 78,635 shares of common stock sold in January 2002 for $2.75 per share; 83,333 shares of common stock sold in April 2002 for $1.20 per share; 247,818 shares of common stock sold in June 2002 for $.55 per share; 802,600 shares of common stock and warrants to purchase 992,649 shares of common stock sold in July 2002 for $.50 per share.

(6) 1,049 shares issued upon conversion of a warrant issued to an underwriter in connection with the Series H preferred stock issuance at an exercise price of $0.50 per share.

(7) Shares of common stock and warrants issued pursuant to a convertible promissory note in the amount of $102,910 dated December 20, 2001, between us and Capco Asset Management.

(8) Shares of common stock and warrants issued to one of our directors upon conversion of a $4,166 debt based upon the closing stock price of $5.24 per share as reported by the Nasdaq Stock Market at the close of business on August 1, 2001

(9) 130,682 shares issued pursuant to a promissory note in the amount of $62,814 between us and Chex Services, Inc., dated January 3, 2002.

(10) Shares of common stock and warrants issued as compensation to Equitex 2000, Inc., for $410,496 in expenses related to our acquisitions of Nova Financial Systems, Inc., and Key Financial Systems, Inc., based upon the closing stock price of $5.24 per share as reported by the Nasdaq Stock Market at the close of business on August 1, 2001.

(11) Shares of common stock and warrants issued to Gulfstream 1998 Irrevocable Trust upon conversion of a $1,003,067 note based upon the closing stock price of $5.24 per share as reported by the Nasdaq Stock Market at the close of business on August 1, 2001.

(12) Shares of common stock and warrants issued to one of our directors upon conversion of a $2,500 debt based upon the closing stock price of $5.24 per share as reported by the Nasdaq Stock Market at the close of business on August 1, 2001.

(13) Shares of common stock and warrants issued to TR Capital Corp. upon conversion of a $63,695 note based upon the closing stock price of $5.24 per share as reported by the Nasdaq Stock Market at the close of business on August 1, 2001.

(14) Shares of common stock and warrants issued to USA Skate Corp. upon conversion of $195,232 in debt.

(15) 9,084,773 shares of common stock issued pursuant to the acquisitions of Nova Financial Systems, Inc. and Key Financial Systems, Inc., which were previously registered on our Prospectus on Form 424B1 to the Registration Statement on Form S-3/A (Amendment No. 1), Commission File No. 333-73374, are being carried over pursuant to Rule 429(b).

(16) 2,167,193 shares of common stock issued or to be issued upon conversion of our Series H and I preferred stock, which were previously registered on our Prospectus on Form 424B1 to the Registration Statement on Form S-3/A (Amendment No. 1), Commission File No. 333-73374, are being carried over pursuant to Rule 429(b).

(17) 5,795,284 shares of common stock underlying warrants, which were previously registered on our Prospectus on Form 424B1 to the Registration Statement on Form S-3/A (Amendment No. 1), Commission File No. 333-73374, are being carried over pursuant to Rule 429(b).

(18) 17,047,250 shares of common stock underlying warrants, which were previously registered on our Prospectus on Form 424B1 to the Registration Statement on Form S-3/A (Amendment No. 1), Commission File No. 333-73374, are being carried over pursuant to Rule 429(b).

                              PLAN OF DISTRIBUTION

         We are registering the shares of common stock on behalf of the individual selling securityholders. As used in this prospectus, "selling securityholders" include donees and pledgees selling shares received from the selling securityholders after the date of this prospectus. All costs, expenses and fees in connection with the registration of the shares of common stock offered will be borne by us. Brokerage commission and similar selling expenses, if any, attributable to the sale of shares of common stock will be borne by the selling securityholders. Sales of shares of common stock may be effected by the selling securityholders from time to time in one or more types of transactions (which may include block transactions), in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares of common stock, through short sales of shares of common stock, or a combination of these methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Any of these transactions may or may not involve brokers or dealers. The selling securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there any underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock by the selling securityholders.

         The selling securityholders may effect transactions by selling shares of common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling securityholders and/or the purchaser(s) of shares of common stock for whom those broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         Each of the selling securityholders and any broker-dealers that act in connection with the sale of shares of common stock might be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by those broker-dealers and any profit on the resale of the shares of common stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify the selling securityholders against liabilities, including liabilities arising under the Securities Act. The selling securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of common stock against liabilities, including liabilities arising under the Securities Act.

         Because the individual selling securityholders may be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act, the selling securityholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling securityholders that the anti-manipulative provisions of Regulation M issued under the Exchange Act may apply to their sales in the market.

         The selling securityholders also may resell all or a portion of the shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that Rule.

         After the selling securityholders notify us that any material arrangement has been entered into with a broker- dealer for the sale of shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, under Rule 424(b) to the Securities Act, disclosing (a) the name of the selling securityholders and of the participating broker-dealer(s), (b) the number of shares of common stock involved, (c) the price at which those shares of common stock were sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (e) that such broker-dealer(s) did not conduct any investigation to verify the information contained or incorporated by reference in this prospectus and (f) other facts material to the transaction. In addition, after being notified by the selling securityholders that a donee or pledgee intends to sell more than 500 shares of common stock, we will file a supplement to this prospectus.

         We are unable to predict the effect which sales of the shares of common stock offered by this prospectus might have upon our ability to raise further capital.

         In order to comply with states' securities laws, if applicable, the shares of common stock will be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the shares of common stock may not be sold unless they have been registered or qualified for sale in those states or an exemption from registration or qualification is available and complied with.

                 INDEMNIFICATION PROVIDED IN CONNECTION WITH THE
                    OFFERING BY THE SELLING SECURITYHOLDERS

         The selling securityholders have agreed to indemnify, to the extent permitted by law, us, our directors, certain of our officers and each person who controls us (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact or any omission or alleged omission of a material fact required to be stated in a registration statement or prospectus, or any amendment thereof or supplement thereto or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, in each case to the extent, but only to the extent, that any such loss, liability, claim, damage or expense arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information or affidavits relating to the selling securityholders furnished by the selling securityholders to us for use therein.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  LEGAL MATTERS

         The legality of the shares of common stock being offered will be passed on for us by Friedlob Sanderson Paulson & Tourtillott, LLC, Denver, Colorado.

                                     EXPERTS

         The consolidated/combined balance sheets of Equitex, Inc. as of December 31, 2001 and 2000 and the related consolidated/combined statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which appear in our Annual Report on Form 10-K, incorporated by reference herein, have been so incorporated in reliance upon the report of Gelfond Hochstadt Pangburn, P.C., independent certified public accountants, and which states that the combined balance sheet as of December 31, 2000, and the combined statements of operations, changes in stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2000, represent the combination of the financial statements of Key Financial Systems, Inc. and Nova Financial Systems, Inc., which were audited and reported on separately by other auditors, and upon the authority of said firm as experts in auditing and accounting.

         With respect to the unaudited condensed consolidated financial information for the periods ended September 30, 2002 and 2001, June 30, 2002 and 2001, and March 31, 2002 and 2001, incorporated herein by reference, the independent certified public accountants have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their separate reports included in our Quarterly reports on Forms 10-QSB for the quarters ended September 30, 2002, June 30, 2002, and March 31, 2002, and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Because of the limited nature of the review procedures applied, the degree of reliance on their reports on such information should be restricted. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not a "report" or a "part" of the Registration State prepared or certified by the accountants within the meaning of Section 7 and 11 of the Securities Act of 1933.

         The balance sheet of Key Financial Systems, Inc. as of December 31, 2000, and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2000 and 1999, and the balance sheet of Nova Financial Systems, Inc. as of December 31, 2000, and the related statements of income, stockholders' equity, and cash flows for the years ended December 31, 2000 and 1999, both which appear in our Annual Report on

Form 10-K, have been incorporated by reference herein, have been so incorporated in reliance upon the report of McGladrey & Pullen, LLP, independent certified public accountants, and upon the authority of said firm as experts in auditing and accounting.

         The balance sheet of Chex Services, Inc., as of December 31, 2000, and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2000, which appear in our Current Report on Form 8-K/A filed March 6, 2002, have been incorporated by reference herein, have been so incorporated in reliance upon the report of Silverman Olson Thorvilson & Kaufmann, LTD, independent certified public accountants, and upon the authority of said firm as experts in auditing and accounting.

         With respect to the unaudited interim financial information of Chex Services, Inc., for the periods ended September 30, 2001 and 2000, incorporated by reference in this prospectus, the independent accountants, Silverman Olson Thorvilson & Kaufmann, LTD, have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in our Current Report on Form 8-K/A filed March 6, 2002, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended, for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

         The financial statements of Chex Services, Inc., as of and for the year ended December 31, 1999, appearing in our Current Report on Form 8-K/A filed March 6, 2002 and have been incorporated by reference in this prospectus, have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent set forth in their report incorporated herein by reference and are incorporated herein reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                  EQUITEX, INC.


                 25,223,061 SHARES OF COMMON STOCK TO BE OFFERED
                       AND SOLD BY SELLING SECURITYHOLDERS





                                 January 9, 2003





                      ------------------------------------

                                   PROSPECTUS

                      ------------------------------------








--------------------------------------------------------------------------------
|        No dealer, salesman or other person has been authorized to give       |
|    any information or to make any representations other than those           |
|    contained in this prospectus. Any information or representations not      |
|    herein contained, if given or made, must not be relied upon as having     |
|    been authorized by Equitex. This prospectus does not constitute an        |
|    offer or solicitation in respect to these securities in any               |
|    jurisdiction in which such offer or solicitation would be unlawful.       |
|    The delivery of this prospectus shall not, under any circumstances,       |
|    create any implication that there has been no change in the affairs of    |
|    Equitex or that the information contained herein is correct as of any     |
|    time subsequent to the date of this prospectus. However, in the event     |
|    of a material change, this prospectus will be amended or supplemented     |
|    accordingly.                                                              |
--------------------------------------------------------------------------------